DIMON INCORPORATED
512 BRIDGE STREET
P. O. BOX 681
DANVILLE, VIRGINIA 24543

NOTICE OF ANNUAL MEETING

AND PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

OCTOBER 31, 2000

DIMON INCORPORATED

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held
October 31, 2000

TO THE SHAREHOLDERS:

The annual meeting of shareholders of DIMON Incorporated will be held at the offices of the Company, 512 Bridge Street, Danville, Virginia, the 31st day of October, 2000, at 10:00 A.M., for the following purposes:

1.	To elect three members of the Board of Directors to serve until the 2003 annual meeting or until the election of their successors; and
2.	To transact such other business as may properly come before the meeting, or any adjournment thereof.
Only record holders of Common Stock at the close of business on September 12, 2000, are entitled to vote at the meeting.

By Order of the Board of Directors
T. C. Parrish
Secretary

Danville, Virginia

September 25, 2000

You are cordially invited to attend the meeting. However, it is important that your stock be represented if you do not attend, and the Board of Directors of the Company requests that you date, sign and return the accompanying proxy. A postage paid, addressed envelope is enclosed for your convenience. You may revoke your prior proxy at any time by submitting a newly dated proxy or by attending the meeting and voting in person.

DIMON INCORPORATED
512 BRIDGE STREET
P. O. BOX 681
DANVILLE, VIRGINIA 24543

September 25, 2000
PROXY STATEMENT for the
ANNUAL MEETING OF SHAREHOLDERS to be held on
October 31, 2000
GENERAL

This statement is furnished in connection with solicitation by the Board of Directors of DIMON Incorporated (the "Company") of proxies in the accompanying form to be voted at the annual meeting of shareholders of the Company to be held on October 31, 2000, or any adjournment thereof. Proxies received in the accompanying form may be revoked at any time before exercise by written notice addressed to the Secretary at the office of the Company or by a later dated proxy, or attendance at the meeting and voting in person, but proxies so received, properly executed and unrevoked, will be voted.

Only record holders of Common Stock of the Company at the close of business on September 12, 2000, are entitled to notice of, to vote at and to participate in the meeting. On September 12, 2000, there were 44,525,004 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote. A majority of votes entitled to be cast on any matter will constitute a quorum on that matter. If a quorum is not present at the meeting, the meeting may be adjourned from time to time by vote of majority of shares present without notice other than announcement at the meeting.

The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of the Company. The Company will reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy material to the beneficial owners of stock. The date of mailing of this statement and the accompanying proxy was on or about September 25, 2000.

On April 1, 1995, Dibrell Brothers, Incorporated ("Dibrell") and Monk-Austin, Inc. ("Monk-Austin") merged into the Company (the "Reorganization").
ELECTION OF DIRECTORS
(Proposal 1)
Three Class III Directors will be elected, each of whom is to serve until the 2003 annual meeting or until his successor shall have been elected.

Votes pursuant to the accompanying proxy will be cast for the election of the following nominees, all of whom are now members of the Board of Directors: Mr. Henry F. Frigon, Mr. John M. Hines and Dr. Thomas F. Keller. Mr. Louis N. Dibrell, III, is not standing for re-election. The Board has amended the Bylaws to reduce the number of Directors set by the Bylaws, effective as of the date of the 2000 annual meeting, to nine, so there will be no vacancies on the Board following the annual meeting. Although management does not anticipate that any of the persons named above will be unable or unwilling to stand for election, a duly executed and delivered proxy may be voted for an appropriately designated substitute. The election of each nominee for Director requires a plurality of the votes cast by record holders of Common Stock entitled to vote in the election of Directors. Votes that are withheld and shares held in street name that are not voted in the election of Directors ("broker non-votes") will not be included in determining the number of votes cast.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ALL OF THE NOMINEES.

1

The Board of Directors consists of nine persons divided into three classes, Class I, Class II and Class III, with terms expiring at successive annual meetings of the shareholders of the Company. Each Director has served since April 1995, with the exception of Messrs. Dickson and Harker who have served since November 1995 and March 1999, respectively.

The following information is furnished with respect to the Company's Directors and nominees:
Name	Age	Business Experience During Past Five Year	Other Public Company Directorships Held
Class I Directors (term expiring at the 2001 annual meeting of shareholders)
R. Stuart Dickson	71	Chairman of the Executive Committee of Ruddick Corporation, a holding company, since 1994; prior thereto Chairman of the Board since 1968.	Ruddick Corporation; Textron, Inc.
Albert C. Monk III	61	Consultant to DIMON since January 2000; prior thereto Vice Chairman of the Board since March 1999; prior thereto President since 1995.
Norman A. Scher	62	Executive Vice President and Chief Financial Officer of Tredegar Corporation, a manufacturer of plastic and metal products with interests in technology.	Tredegar Corporation
Class II Directors (term expiring at the 2002 annual meeting of shareholders)
Brian J. Harker	50

President and Chief Executive Officer of DIMON since May 1999; prior thereto President and Chief Operating Officer since March 1999; prior thereto Executive Vice President and Chief Financial Officer since October 1996; prior thereto Senior Vice President, DIMON International, Inc., a wholly-owned subsidiary of DIMON.

James E. Johnson, Jr.	70	Partner of Womble Carlyle Sandridge & Rice, PLLC, a law firm.
Joseph L. Lanier, Jr.	68	Chairman of DIMON since May 1999; Chairman and Chief Executive Officer of Dan River, Inc., a textile manufacturer.	Dan River, Inc.; Flowers Industries, Inc.; SunTrust Banks, Inc.; Torchmark Corporation; Waddell & Reed Financial, Inc.

2

Name	Age	Business Experience During Past Five Years	Other Public Company Directorships Held
Class III Nominees (nominated for election to serve for a term expiring at the 2003 annual meeting of shareholders)
Henry F. Frigon	65

Private investor and consultant, and Chairman and Chief Executive Officer of CARSTAR, Inc., a collision repair service company, since 1998; prior thereto Executive Vice President and Chief Financial Officer of Hallmark Cards, Inc.

			Buckeye Technologies Inc.; H&R Block, Inc.; Packaging Corporation of America; Sypress Solutions Inc.; Tuesday Morning
John M. Hines	60	Retired consultant to DIMON since July 1998; prior thereto consultant to DIMON since 1996; prior thereto Executive Vice President of DIMON since 1995.
Dr. Thomas F. Keller	69

Dean, Fuqua School of Business-Europe, and R. J. Reynolds Professor of Business Administration, Fuqua School of Business, Duke University, since July 1999; prior thereto R. J. Reynolds Professor of Business Administration since 1996; prior thereto Dean, Fuqua School of Business, and R. J. Reynolds Professor of Business Administration.

Biogen, Inc.; Hatteras Income Securities; Nations Balanced Target Maturity Fund; Nations Funds; Nations Government Income Trust, Series 2003 and 2004; Nations Life Goal Fund; Wendy's International, Inc.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Five meetings of the Company's Board of Directors were held during fiscal year 2000. No Director attended less than 75 percent of the total number of meetings held by (i) the Board of Directors and (ii) all committees of the Board on which a Director served.

The Board has standing Executive, Audit, Executive Compensation and Nominating Committees.

Members of the Executive Committee are Messrs. Lanier (Chairman), Harker and Monk. The business of the Company is under the general management of a board of directors as provided by the laws of Virginia, the Company's state of incorporation. DIMON's Articles and Bylaws provide that the Executive Committee has authority to act in all matters that the full Board may act upon when the Board is not in session. The Executive Committee reports all of its actions to the full Board of Directors at its next meeting. The Executive Committee met twice during fiscal year 2000.

The Board's Audit Committee is composed of Dr. Keller (Chairman), and Messrs. Frigon and Johnson. The Audit Committee is authorized to consult with the Company's outside auditors and recommend the selection of such auditors for each fiscal year. The Audit Committee's basic functions are to assist the Board of Directors in preserving the integrity of the financial information published by the Company through the review of financial and accounting controls and policies, financial reporting requirements, alternative accounting principles that could be applied and the quality and effectiveness of the independent accountants and the Company's internal auditors. The Audit Committee met five times during fiscal year 2000.

The Board's Executive Compensation Committee is composed of Messrs. Scher (Chairman), Dickson and Lanier. The Executive Compensation Committee's basic functions are to: review the effectiveness of the management compensation plans of the Company; set the compensation of the Chief Executive Officer and the officers reporting to the Chief Executive Officer; review and approve the management incentive systems of the Company and the awards granted thereunder; and administer the Company's stock option plans. The Executive Compensation Committee met four times during fiscal year 2000.

The Board's Nominating Committee is composed of Messrs. Frigon (Chairman), Dickson and Lanier. The Nominating Committee recommends to the full Board of Directors persons to serve as Directors of the Company and establishes such procedures as it deems proper to receive and review information concerning potential candidates for election or re-election to the Board of Directors. Shareholders entitled to vote for election of Directors may nominate candidates for consideration by the Nominating Committee. (See Shareholders' Proposals and Nominations.) The Nominating Committee met one time during fiscal year 2000.

3

Persons who are employees of the Company or its subsidiaries or persons who serve as paid consultants to the Company receive no compensation for their services as Directors of the Company. During fiscal year 2000, Directors who were neither employees nor paid consultants of the Company received an annual retainer of $18,000 and fees of $1,500 for each meeting of the Board of Directors and $1,000 for each meeting of a committee of the Board of Directors attended. The Chairmen of each committee of the Board of Directors who were not employees or consultants received an additional annual retainer of $2,000. In addition, pursuant to the Company's Directors' Stock Option Plan, a Director who is neither an employee of the Company or its subsidiaries nor a paid consultant may be granted Common Stock, performance shares or options to purchase Common Stock for a per share exercise price equal to the fair market value of one share of Common Stock on the date of grant.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table provides information as of August 15, 2000, with respect to the direct and indirect ownership of shares of Common Stock by (i) each person or group known to the Company to beneficially own more than 5% of the outstanding shares; (ii) all Directors and nominees for Director; (iii) each executive officer named in the Summary Compensation Table; and (iv) all Directors, nominees for Director, and executive officers of the Company as a group.

Name of Beneficial Owners	Number of Shares with Sole Voting and Investment Power (1)	Number of Shares with Shared Voting and Investment Power (1)	Total Number of Shares (1)	Percent of Class (if more than 1%) (2)
____________________	__________________	_________________________	______________________	______________

Dimensional Fund Advisors Inc. (3) 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401	3,071,600		3,071,600	6.90
Franklin Resources, Inc. (4) Charles B. Johnson (4) Rupert H. Johnson, Jr. (4) 777 Mariners Island Boulevard, San Mateo, CA 94404 Franklin Advisory Services, LLC (4) One Parker Plaza, Sixteenth Floor, Fort Lee, NJ 07024		3,030,050	3,030,050	6.81
Merrill Lynch Asset Management Group (5)		2,361,500	2,361,500	5.30
James A. Cooley	36,799	66	36,865
Larry R. Corbett	101,273	0	101,273
Steven B. Daniels	72,608	368	72,976
Louis N. Dibrell, III	315,541	0	315,541
R. Stuart Dickson	6,641	0	6,641
Henry F. Frigon	9,000	0	9,000
Brian J. Harker	88,000	2,628	90,628
John M. Hines	70,950	0	70,950
James E. Johnson, Jr.	6,000	0	6,000
Thomas F. Keller	7,000	0	7,000
Joseph L. Lanier, Jr.	38,141	0	38,141
Albert C. Monk III	1,356,089	15,237	1,371,326	3.07
Norman A. Scher	15,763	0	15,763
Gustav R. Stangl	13,900	0	13,900

All Executive Officers, Directors and Nominees For Director as a group	2,137,705	18,299	2,156,004	4.79
(14 persons)
_________________

4
(1)

The amounts in these columns include shares of Common Stock that may be acquired upon exercise of options, which are currently exercisable or will become exercisable within sixty days of August 15, 2000, held by: Messrs. Cooley, 36,788 shares; Corbett, 39,000 shares; Daniels, 51,319 shares; Dibrell, 29,000 shares; Dickson, 4,000 shares; Frigon, 4,000 shares; Harker, 78,000 shares; Hines, 60,400 shares; Johnson, 4,000 shares; Keller, 4,000 shares; Lanier, 29,000 shares; Monk, 85,500 shares; Scher, 4,000 shares; Stangl, 13,600 shares; and the officers, Directors and nominees as a group, 442,607 shares.

(2)	Percentages determined include shares of Common Stock with respect to which certain persons have the right to acquire ownership within sixty days of August 15, 2000.
(3)

According to a Form 13G filed on February 3, 2000, and reporting information as of December 31, 1999, Dimensional Fund Advisors Inc. is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the "Funds"). In its role as investment adviser or manager, Dimensional possesses voting and/or investment power over these shares that are owned by the Funds. Dimensional disclaims beneficial ownership of such shares.

(4)

According to an amended Form 13G, filed January 20, 2000, and reporting information as of December 31, 1999, these shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries (the "Adviser Subsidiaries") of Franklin Resources, Inc. ("FRI"). The advisory contracts grant the Adviser Subsidiaries all investment and/or voting power over the securities owned by the advisory clients. Therefore, the Adviser Subsidiaries may be deemed to be the beneficial owner of these shares. Charles B. Johnson and Rupert H. Johnson, Jr. (the "Principal Shareholders") each own in excess of 10% of the outstanding Common Stock of FRI and are the principal shareholders of FRI. FRI and the Principal Shareholders may be deemed to be the beneficial owner of securities held by advisees of FRI subsidiaries. FRI, the Principal Shareholders and each of the Adviser Subsidiaries disclaim any economic interest or beneficial ownership in any of the securities covered by this statement and are of the view that they are not acting as a "group" for purposes of Section 13(d) under the 1934 Act. The amended Form 13G reports that (i) Franklin Advisory Services, LLC has the sole power to vote 2,844,100 shares and the sole power to dispose of 3,022,600 shares and that (ii) Franklin Management, Inc. has the sole power to dispose of 7,450 shares.

(5)

According to a Form 13G filed on February 4, 2000, and reporting information as of December 31, 1999, by Merrill Lynch & Co., Inc. ("ML&Co."), Merrill Lynch Asset Management Group is an operating division of ML&Co. consisting of ML&Co.'s indirectly-owned asset management subsidiaries.

5
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

The following table presents information relating to total compensation for the three fiscal years ended June 30, 2000, 1999 and 1998, of the Chief Executive Officer and the five other most highly compensated executive officers of the Company during fiscal year 2000.

Summary Compensation Table
		Annual Compensation			Long-Term Compensation
		____________________________________			___________________
					Awards	Payouts
					_______	_______
Name and Principal Position	Fiscal Year	Salary $	Bonus $	Other Annual Compensation (1) $	Options/ SARs(#)	LTIP Payouts	All Other Compensation (2) $
____________________	_____	_______	________	______________	________	_______	_________________
Brian J. Harker	2000	400,000	0	0	0	0	126,711
President and	1999	301,667	134,400	0	70,000	0	100,022
Chief Executive Officer	1998	261,250	0	0	18,000	0	52,518
and Director

Albert C. Monk III	2000	195,123	0	0	0	0	108,531
Retired Vice Chairman	1999	384,500	129,696	0	30,000	0	114,628
and Director (3) (4)	1998	376,750	30,199	0	30,000	0	73,920

James A. Cooley	2000	190,000	0	0	0	0	76,251
Senior Vice President -	1999	156,458	38,380	0	26,500	0	63,368
Chief Financial Officer	1998	136,750	0	0	6,000	0	44,615

Larry R. Corbett	2000	225,000	0	0	0	0	75,046
Senior Vice President -	1999	203,375	45,450	0	35,000	0	72,501
Regional Director (4)	1998	193,250	17,737	0	10,000	0	37,848

Steven B. Daniels	2000	225,000	0	0	0	0	54,463
Senior Vice President -	1999	195,875	45,450	0	35,000	0	50,112
Regional Director	1998	180,000	0	0	10,000	0	36,098

Gustav R. Stangl	2000	225,600	0	0	0	0	36,756
Senior Vice President -	1999	191,209	16,000	0	20,000	0	0
Regional Director	1998	191,209	0	0	5,000	0	0
___________________
(1)				None of the named executive officers received other annual compensation with an aggregate value in excess of $50,000 or 10 percent of the total of combined salary and bonus for fiscal year 2000.

6
(2)

Includes contributions to the Company's 401(k) Plan, premiums to fund the Pension Equalization Plan ("PEP") and Supplemental Executive Retirement Plan ("SERP"), and premiums for Split Dollar Life Insurance and the SERP Disability Insurance for fiscal years 2000, 1999 and 1998 as follows:

Name	Fiscal Year	Corporate Match 401(k) Plan $	Deferred Compensation Plan $	PEP/SERP Premiums $	Split Dollar Life Premium $	SERP Disability Premium $	Total $
________________	_____	___________	__________	_________	__________	_________	_______
Brian J. Harker	2000	3,400	0	65,245	50,358	7,708	126,711
	1999	3,200	0	59,496	31,907	5,419	100,022
	1998	3,200	0	49,318	0	0	52,518

Albert C. Monk III	2000	3,200	0	69,180	36,151	0	108,531
(3)	1999	3,200	0	67,546	36,152	7,730	114,628
	1998	3,200	0	70,720	0	0	73,920

James A. Cooley	2000	3,400	0	46,817	23,982	2,052	76,251
	1999	3,129	0	42,171	16,975	1,093	63,368
	1998	2,735	0	41,880	0	0	44,615

Larry R. Corbett	2000	3,400	0	36,701	30,888	4,057	75,046
	1999	3,200	0	34,648	30,888	3,765	72,501
	1998	3,200	0	34,648	0	0	37,848

Steven B. Daniels	2000	3,400	0	36,701	12,502	1,860	54,463
	1999	3,200	0	32,898	12,502	1,512	50,112
	1998	3,200	0	32,898	0	0	36,098

Gustav R. Stangl	2000	0	0	36,756	0	0	36,756
	1999	0	0	0	0	0	0
	1998	0	0	0	0	0	0

(3)			Mr. Monk retired from the Company on December 31, 1999.

(4)			The bonuses paid to Messrs. Monk and Corbett were paid pursuant to their employment agreements even though no bonuses were paid in fiscal year 1998 under the Management Incentive Plan.

7

Stock Option Grants; Option/SAR Exercises and Fiscal Year-End Option/SAR Value Table

The Company did not grant any stock options or stock appreciation rights ("SARs") to the named executive officers and Directors during fiscal 2000. The following table sets forth information with respect to the named executive officers concerning the exercise of options during fiscal year 2000 and unexercised options and SARs held by them on June 30, 2000.

Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option/SAR Value
	Shares Acquired on Exercise	Value Realized	Number of Unexercised Options & SARs at Fiscal Year End Exercisable/ Unexercisable (2)	Value of Unexercised In-the-Money Options & SARs at Fiscal Year End Exercisable/ Unexercisable (1) (2)
	______________	________	_______________	___________________
Brian J. Harker	0	0	60,000/88,000	$0/$0

Albert C. Monk III (3)	0	0	115,500/0	$0/$0

James A. Cooley	0	0	30,788/32,500	$0/$0

Larry R. Corbett	0	0	29,000/45,000	$0/$0

Steven B. Daniels	0	0	41,319/45,000	$0/$0

Gustav R. Stangl	0	0	8,600/25,000	$0/$0
_________________
(1)	At year end June 30, 2000, the closing price of the Company's Common Stock as quoted on the New York Stock Exchange was $2.1875.
(2)

The options represented as unexercisable could not be exercised by the named executive on June 30, 2000, and future exercisability is dependent upon the named executive remaining in the employ of the Company until the vesting date, which is up to three years from the grant date, subject to acceleration for retirement, death or total disability.

(3)

On November 12, 1999, the Executive Compensation Committee amended the options owned by Mr. Monk, who retired as of December 31, 1999, to allow such options to be exercised, in whole or in part, at any time prior to the expiration date of such options provided that such options may not be exercised more than one year after his death.

Employment and Consulting Agreements

Messrs. Harker and Corbett currently have employment agreements with the Company, each of which were entered into prior to the Reorganization of Dibrell and Monk-Austin. The agreement with Mr. Harker provides for his employment until October 31, 2001. Mr. Corbett's agreement provides for his employment until June 30, 2001. Both of the agreements may be terminated early in certain circumstances and are renewable for successive one-year terms. Under the agreements, Messrs. Harker and Corbett are entitled to annual base salaries of $250,000 and $180,000, respectively, subject to increases to reflect cost of living adjustments, and are eligible for cash payments under the Company's Management Incentive Plan. The agreements also provide for (a) an annual supplemental retirement benefit equal to 50 percent of the executive officer's average base salary for a period of up to ten years upon termination of the agreements for reasons other than death, disability or cause; (b) an annual death benefit equal to 25 percent of the executive officer's average base salary payable to a beneficiary designated by such executive for a period of up to five years; and (c) annual disability payments, for Mr. Harker, under the Long-Term Disability Plan. The agreements further provide that from the time of termination of such executive's employment (other than by virtue of death or for cause) until his death, each executive will be entitled to participate in any group health plan or program provided by the Company at the time of termination, and the Company must use its best efforts to provide each such executive with an individual health insurance policy if such executive is unable to participate in such plan. The agreements may be terminated by the Company for cause and by the executive officers for "Good Reason," generally related to a failure by the Board to elect the officer to a responsible executive position, material modifications of the officer's duties, functions and responsibilities or breach of the agreement by the Company.

8

In the event of termination of employment by the Company other than for cause, by such executive for Good Reason or upon the expiration of the agreement, each agreement provides that the executive officer will be entitled to receive a special severance benefit for a period of one year after the time of termination equal to a maximum of his base salary and incentive payments for the employment year just completed. The agreements further provide for the reimbursement by the Company of reasonable business expenses. The Company is obligated to pay additional amounts for any taxes the executive officers would have to pay with respect to any parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended.

Messrs. Dibrell, Hines and Monk also had employment agreements with the Company prior to their retirements effective July 1, 1999, July 1, 1996, and December 31, 1999, respectively. Under the terms of his employment agreement, Mr. Dibrell is entitled to receive an annual retirement benefit of $194,000 until October 31, 2000. Thereafter, he will be entitled to his PEP retirement benefit. Under his employment agreement, Mr. Hines is entitled to receive an annual retirement benefit of $180,000 through 2008. Mr. Monk is entitled to receive an annual retirement benefit of $190,000 through 2009 under the terms of his employment agreement. Thereafter, he will be entitled to his SERP retirement benefit. In addition, Mr. Monk has a one-year consulting agreement with the Company under which he will receive $225,000 per year. This agreement ends December 31, 2000, unless renewed by the Company.

Retirement Plan

Effective July 1, 1996, the Retirement Plan was converted to the DIMON Incorporated Cash Balance Plan (the "Cash Balance Plan"). The Cash Balance Plan includes all full-time active U.S. employees of DIMON and its subsidiaries. Benefits under the Cash Balance Plan are determined by age and years of credited service. Benefits are payable as a lump sum or on an annuity basis.

Under the Cash Balance Plan each participant has an account balance which represents his or her benefit under the Cash Balance Plan. The participant's initial account balance equals the present value of his or her benefit earned through June 30, 1996, under the Retirement Plan. Benefit accruals earned after June 30, 1996, are credited annually to the participant's account and are comprised of the sum of two components: Retirement Credit and Interest Credit.

The following table summarizes the annual Retirement Credit provided to participants in the Cash Balance Plan.
Combined Age and Years of Service	Annual Retirement Credit
________________________________________________________
<40	3.5% of annual earnings
40-49	4.0% of annual earnings
50-59	5.0% of annual earnings
60-69	6.0% of annual earnings
70-79	7.0% of annual earnings
>80	8.0% of annual earnings

The Interest Credits are equal to the annual interest rate times the participant's account balance at the end of the previous year. The interest rate, which is equal to a yield on one year Treasury bills, is computed at the beginning of the plan year and is used throughout the plan year. The annual interest rate credit for calendar year 2000 is 6.17 percent.

Benefits earned under the Cash Balance Plan are vested after five years of service. The Cash Balance Plan limits the pay that is used in determining the annual Retirement Credit. The limit is $170,000 for calendar year 2000. A limit is also imposed on the amount of benefit payable to the participant from the Cash Balance Plan.

Benefits under the Cash Balance Plan are payable upon normal retirement (age 65), vested termination or death. A participant may elect to commence benefit payments on the first day of the month that is coincident with or next following the earlier of his or her 55th birthday or the first anniversary of separation of employment. The benefits are payable in the form of a contingent annuity, level annuity or lump sum which are all actuarially equivalent.

All of the individuals named in the Summary Compensation Table are participants in the Cash Balance Plan with the exception of Mr. Stangl. As of July 1, 2000, Messrs. Harker, Cooley, Corbett and Daniels' age and credited service equaled 60, 68, 88 and 61, respectively. The estimated annual benefits from the Cash Balance Plan for Messrs. Harker, Cooley, Corbett and Daniels, assuming a four percent annual salary increase, are $57,340, $31,726, $14,860 and $55,239, respectively.

9

Excess Benefit Plan

The Company maintains an excess benefit plan that provides individuals who participate in the Cash Balance Plan the difference between the benefits they could potentially accrue under the Cash Balance Plan considering total compensation and the benefits actually paid as limited by regulations imposed by the Internal Revenue Code. Employees meeting the eligibility requirements of the Cash Balance Plan and who are selected by management may participate in this plan. Such benefits are not funded and are expensed by the Company as paid.

Pension Equalization Plan (PEP)

The PEP was established to pay selected employees unreduced early retirement benefits coordinated with benefit payments under DIMON's Cash Balance Plan. Under the PEP, some participants receive a benefit that, when added to their defined benefit plans, provides them with unreduced benefits if they retire on or after age 55 (with credit to age 65) with 30 years of benefit service. For other participants, the unreduced benefits are available if they retire on or after age 60 (with credit to age 65) with 25 years of benefit service. The PEP also provides individual account-based benefits to employees determined by the Company in its full discretion in amounts likewise determined. In all cases, a participant's benefits are not fully vested until that participant satisfies a "vesting contribution" provision (satisfaction can include a direct contribution, an indirect contribution, a waiver by the Company, any combination of the foregoing, or other measures satisfactory to the Company) in the PEP. All benefits are funded by Company-owned life insurance policies for each participant. The PEP also allows the Company to provide "back-up" benefits to ensure benefit payments (but not to duplicate benefit payments) under other nonqualified retirement plans.

The following table sets forth, as of June 30, 2000, the estimated annual benefits payable as a straight life annuity under the PEP upon retirement at age 65 after specified years of Credited Service, as defined in the PEP. In the event of early retirement prior to age 55 and 30 years of service or age 60 with 25 years of service, the following benefits are subject to reduction.

Estimated Annual Benefits Payable at Retirement

Final Average Earnings $	Years of Credited Service
__________	_________________________________________________________________
	10 Yrs. $	20 Yrs. $	30 Yrs. $	40 Yrs. $
	________	________	________	________
180,000	19,800	39,600	59,400	79,200
220,000	24,200	48,400	72,600	96,800
260,000	28,600	57,200	85,800	114,400
300,000	33,000	66,000	99,000	132,000

The PEP's normal retirement allowance is stated with reference to the Participant's Final Average Earnings. A Participant's "Final Average Earnings" are one-fifth of his or her Annual Earnings during the highest consecutive five-year period within the immediately preceding ten-year period. The term "Annual Earnings" includes all cash remuneration paid to a Participant other than commissions, specified foreign service earnings, and amounts realized under the Omnibus Stock Incentive Plan. Annual Earnings are the calendar year equivalent of salary and bonus shown in the Summary Compensation Table. The Participant's normal retirement allowance is 1.10 percent of his or her Final Average Earnings multiplied by Credited Service.

As of June 30, 2000, Messrs. Cooley and Daniels had 18 and 19 years of Credited Service under the PEP. Messrs. Harker, Corbett and Stangl were not participants in the PEP as of June 30, 2000.

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Supplemental Executive Retirement Plan (SERP)

Effective January 1, 1997, the Executive Compensation Committee recommended and the Board of Directors approved the establishment of the SERP. All benefits are funded by Company-owned life insurance policies for each participant.

The SERP provides an annual retirement benefit equal to 50 percent of the participant's final average fiscal year cash compensation. The final average fiscal year cash compensation is the average of the three highest years cash compensation during the last ten preceding fiscal years. The benefit is payable in the form of a life annuity. The SERP also provides that, upon death, a life annuity equal to 50 percent of the participant's benefit will be payable to the surviving spouse. Participants can elect lesser forms of benefits to provide a higher surviving spouse's benefit. Benefits under the SERP do not vest until the participant reaches age 60 and has 20 years of service. Benefits from the SERP are offset by all other Company funded benefits which include the Cash Balance Plan, the PEP, the 401(k) Plan or benefits provided under an employment agreement.

As of June 30, 2000, all executive officers were participants in the SERP. As of June 30, 2000, the final average fiscal year salaries for Messrs. Harker, Cooley, Corbett, Daniels and Stangl were $365,772, $173,863, $228,271, $215,442 and $208,006, respectively.

Executive Compensation Committee Report on Compensation

Compensation Philosophy and Programs

DIMON's Executive Compensation Committee (the Committee) is comprised of three outside independent Directors whose role is to oversee the development and management of total compensation levels and programs for the Company's executive officers. The Committee met four times during the 2000 fiscal year.

The Committee's principal objectives in fulfilling its role for DIMON include:
Enhance the Company's ability to attract, motivate, and retain highly qualified and knowledgeable executives who are critical to the long-term success of DIMON.
Establish and maintain executive compensation levels and programs that are fully competitive with comparable organizations.
Develop and maintain executive compensation programs that encourage higher levels of job performance through the use of performance-based short- and long-term incentives.
Reinforce management's commitment to enhance shareholder value by aligning the interests of key executives with those of the Company's shareholders.

In achieving the above objectives, the Committee reviews extensive survey information on pay levels and compensation practices compiled from time to time with the help of an independent consultant. The comparison group for competitive compensation information includes the peer companies in the proxy performance graph (as listed below), as well as a broader group of companies with operating characteristics and revenues similar to DIMON. The Committee strives to provide a direct compensation package to DIMON executives that is fully competitive with the average total pay packages for the comparison group. The direct compensation package for DIMON's executive officers includes base salary, annual incentive payments, and long-term incentives, primarily in the form of stock option grants.

Section 162(m) of the Internal Revenue Code, as amended, ("the Code") restricts the deductibility, for federal income tax purposes, of annual compensation paid to the Chief Executive Officer and each of the four other most highly compensated executive officers to the extent that such compensation exceeds $1 million or does not qualify as "performance-based" as defined under the Code. In this regard, the Committee's objective is to obtain the fullest compensation deduction possible while preserving needed flexibility in recognizing and rewarding desired performance. All compensation provided to executive officers in fiscal year 2000 is believed to be fully deductible.

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Base Salary - The base salary levels for executive officers, other than the Chief Executive Officer ("CEO"), are established by the Committee upon recommendations from the CEO and reflect comparable salaries for similar positions in the comparison group described above. The Committee determines CEO base salary using similar competitive salary information. Because DIMON places substantial emphasis on performance-driven pay delivered through short- and long-term incentives, base salary ranges are established such that the range maximum is equivalent to the average salary of the broader comparison group. Base salaries are adjusted periodically, based on competitive market changes, individual and corporate performance, modifications in job responsibilities, and the executive's position within his or her respective salary range.

Annual Incentive - DIMON's Management Incentive Plan (the "Plan") allows the Committee to provide direct financial incentives in the form of annual cash payments to executive officers and other employees upon the achievement of predetermined performance objectives. At the beginning of each fiscal year, the Committee establishes a threshold goal, midpoint and maximum goals for cash payment to key employees, with the limitation expressed as a percentage of base salary. The Plan provides for a maximum award of up to 100 percent of base salary for the CEO and President and lesser maximum potential awards to other executives and key employees. In the past, the Management Incentive awards were based solely on pretax return on beginning shareholder's equity compared to a pre-established target level. For fiscal year 2000, the Committee designed the Plan to focus management attention on three significant areas: pretax income, uncommitted inventory and debt reduction. The 2000 Plan placed a 60 percent weighting on pretax income and a 20 percent weighting each on uncommitted inventory reduction and debt reduction. No award is payable unless the pretax income goal is first achieved.

Long-Term Incentives - The Committee administers the DIMON Omnibus Stock Incentive Plan as the principal mechanism to provide long-term incentives to executives, officers, and key employees. The Plan permits the Committee to grant options to purchase shares of the Company's stock, to grant tandem stock options and stock appreciation rights ("SARs"), to grant stand-alone SARs, to award shares of restricted stock, or to award performance unit shares to executives, officers, and other key employees. Historically, the Company has utilized stock options as its primary long-term financial incentive. Options are generally granted at 100 percent of the fair market value on the date of grant, expire ten years from the date of grant, and vest over a three-year period. The Committee's primary objective in granting stock options and other long-term stock-based incentives is to allow key employees to participate in the success of the Company through stock ownership, to provide a strong and direct link between employee compensation and the interests of shareholders, and to encourage recipients to focus on the long-term performance of the Company. All option grants are approved or ratified either by the members of the Committee who are Non-Employee Directors, as that term is defined in SEC Rule 16b-3, or by the Board of Directors of the Company.

Compensation Actions in Fiscal Year 2000
During fiscal year 2000 there were no adjustments to Mr. Harker's base salary and he was not granted any stock options or SARs.
During fiscal year 2000, the Company did not meet the minimum pretax income goal specified in the Company's Management Incentive Plan. Accordingly, no incentive payments were made.

In summary, the Committee believes the total direct compensation program for DIMON's executive officers effectively serves to accomplish its objectives as stated above on behalf of shareholders and executive employees.

Executive Compensation Committee:

N. A. Scher - Chairman
R. S. Dickson
J. L. Lanier, Jr.

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Performance Graph

The following graph compares the cumulative total return for the Common Stock from June 30, 1995 to June 30, 2000, to the total returns for the S&P 500 Index, the S&P Small Cap 600 Index and an index of peer companies selected by the Company for the same period. Companies in the peer group are as follows: Standard Commercial Corporation and Universal Corporation. The graph assumes an investment of $100 in Common Stock and in each index as of June 30, 1995, and that all dividends are reinvested.

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(Performance Graph pictured on attached PdF file is described below)

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG DIMON INCORPORATED, THE S & P 500 INDEX,
THE S & P SMALLCAP 600 INDEX AND A PEER GROUP

	Cumulative Total Return
	6/95	6/96	6/97	6/98	6/99	6/00
	________	________	________	________	________	________
DIMON INCORPORATED	100.00	112.94	166.32	73.15	35.70	16.12
PEER GROUP	100.00	119.66	162.47	129.90	90.28	65.30
S & P 500	100.00	126.00	169.73	220.92	271.19	290.85
S & P SMALLCAP 600	100.00	126.01	153.34	183.18	186.26	213.06

* $100 INVESTED ON 6/30/95 IN STOCK OR INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING JUNE 30.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's Directors and executive officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, file with the Securities and Exchange Commission initial reports of ownership and reports of change in ownership of Common Stock and other equity securities of the Company. The same persons are also required to furnish the Company with copies of all Section 16(a) forms that they file.

To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, and written representations that no other reports were required during the fiscal year ended June 30, 2000, all Section 16(a) filing requirements applicable to its executive officers, Directors and greater than 10 percent beneficial owners were met, except that Mr. E. Shelton Griffin, Senior Vice President-European Sales Director, filed one report late.

SELECTION OF AUDITORS

The Board of Directors, upon recommendation of the Audit Committee, has selected PricewaterhouseCoopers LLP, independent accountants, as auditors for the Company for the fiscal year ending June 30, 2001. A representative of the auditors will be present at the annual meeting with an opportunity to make a statement and will be available to respond to appropriate questions relating to the fiscal year 2000 audit of the Company's financial statements.

SHAREHOLDERS' PROPOSALS AND NOMINATIONS

Under the rules and regulations of the SEC, any proposal that a shareholder intends to present at the 2001 annual meeting must be received by the Company at its principal office in Danville, Virginia, on or before June 15, 2001, if the shareholder desires it to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.

For the 2001 annual meeting, the Company's Bylaws require that nominations of directors must be delivered or mailed to the Secretary not earlier than August 17, 2001, and not later than September 11, 2001. To the extent known to the nominating shareholder, notifications must include: (i) each nominee's name, age and address; (ii) each nominee's principal occupation; (iii) each nominee's qualifications to serve as a Director; (iv) the name and address of the notifying shareholder; and (v) the number of shares owned by the notifying shareholder. The Nominating Committee will thereafter make its recommendation to the Board of Directors, and the Board of Directors will make its determination ,as to whether such candidate should be nominated. Nominations not made in accordance with these procedures, and votes cast for any such nominee, will be disregarded.

OTHER MATTERS

On this date, the Company is not aware of any matters to be presented for action at the meeting other than as stated in this notice. However, if any other matters requiring a vote of shareholders are properly presented to the meeting, it is intended that proxies in the accompanying form will be voted on such other matters in accordance with the judgment of the persons voting such proxies.

ANNUAL REPORT

The annual report, including consolidated financial statements of the Company and its subsidiaries for the fiscal year ended June 30, 2000, is being mailed to shareholders with this Proxy Statement on or about September 25, 2000.

By Order of the Board of Directors
/s/ T. C. Parrish
T. C. Parrish
Secretary

September 25, 2000

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(Proxy Card Pictured on attached PdF file is described below)

PROXY                                                                                                                                               PROXY

 DIMON INCORPORATED
512 Bridge Street
P. O. Box 681
Danville, Virginia 24543

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mr. R. Stuart Dickson, Mr. Albert C. Monk III, and Mr. Norman A. Scher or any one of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all shares of stock in DIMON Incorporated, which the undersigned is entitled to vote, at the annual meeting of shareholders of said Company to be held October 31, 2000, at 10:00 A.M., at the principal office of the Company at 512 Bridge Street, Danville, Virginia, and at any and all adjournments thereof:

1.             ELECTION OF DIRECTORS (mark only one box)
                _____FOR all nominees listed below (except as marked to the contrary below).
                _____WITHHOLD AUTHORITY to vote for all nominees listed below.

                Nominees: Henry F. Frigon, John M. Hines and Thomas F. Keller.

                INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name in the space provided below.
_____________________________________________________________________________________________________

The Board recommends a vote "FOR" the foregoing proposal.

Please sign and date on reverse side.

2.             In their discretion, the proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting.

This proxy when properly executed and delivered will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" the election of all
Directors.

Dated ___________________, 2000     __________________________________________________________

                                                                          SHAREHOLDER'S SIGNATURE
                                                                        Please sign exactly as the name appears on
                                                                        this card. Only one of several joint owners
                                                                        need sign. Fiduciaries and Corporate Officers
                                                                        should give full title.

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.